UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 27, 2004

INSPIRE PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-31135	04-3209022
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4222 Emperor Boulevard, Suite 200, Durham, North Carolina	27703-8466
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 941-9777

(Former Name or Former Address, If Changed Since Last Report)

Item 5. Other Events.

On April 27, 2004, Inspire Pharmaceuticals, Inc. issued the following press release:

“INSPIRE PHARMACEUTICALS ANNOUNCES POSITIVE RESULTS IN CYSTIC

FIBROSIS STUDY

“Study drug was well-tolerated and demonstrated statistically significant benefit in lung function compared to placebo

“DURHAM, NORTH CAROLINA – April 27, 2004 – Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH) today announced top-line results in a Phase II study of INS37217 Respiratory in patients with mild cystic fibrosis (CF) lung disease. Inspire plans to present additional data from the study at the 18th Annual North American Cystic Fibrosis Conference, which will be held in St. Louis in October.

“The study was a double-blind, randomized comparison of three doses of INS37217 Respiratory to placebo in 90 patients with CF at 14 clinical centers in the United States. INS37217 Respiratory or placebo was administered three times daily for 28 days by standard jet nebulizer.

“The trial was designed to determine the tolerability of three times daily administration of INS37217 Respiratory in doses up to 60mg. All three doses of INS37217 Respiratory were well-tolerated and 93% of enrolled patients completed the study. The most common adverse event was cough, which occurred in 46% of subjects overall and was comparable across all groups, including placebo.

“The study was not powered to demonstrate statistically significant differences between INS37217 Respiratory and placebo with respect to efficacy. However, at the end of four weeks of treatment, subjects receiving INS37217 Respiratory had significantly better lung function compared to patients receiving placebo for FEV1 (p = 0.006), FEF25-75% (p = 0.007) and FVC (p = 0.022). The demonstrated benefit in FEF25-75% is particularly notable given that decline in small airway function, as assessed by FEF25-75%, is the earliest manifestation of CF lung disease. Importantly, Inspire plans to develop INS37217 Respiratory as an early intervention therapy. Inspire has received Orphan Drug Status and Fast Track designations from the Food and Drug Administration (FDA) for INS37217 Respiratory for the CF indication.

“Cystic Fibrosis Foundation Therapeutics, Inc. (CFFT), the non-profit drug discovery and development affiliate of the Cystic Fibrosis Foundation, funded the majority of the external costs for the Phase II study. Robert J. Beall, Ph.D., President and CEO of the Cystic Fibrosis Foundation and CFFT, commented, ‘We are delighted with these results, which far surpassed the success criteria that were set forth as part of the agreement between Inspire and CFFT. We are very pleased that Inspire will be moving forward with this exciting potential product, which addresses the basic CF defect.’

“The study was conducted in collaboration with the CF Therapeutics Development Network (TDN). Bonnie Ramsey, M.D., Director, TDN Coordinating Center, stated, ‘This is a big win for the CF community and we look forward to working with Inspire on future trials to expedite the development of this early intervention approach for CF patients.’

“Christy L. Shaffer, Ph.D., Inspire CEO, stated, ‘The results of this study exceeded our expectations and have provided important scientific support for the concept of INS37217 Respiratory as early intervention therapy. We have the resources needed to advance this program in 2004 and we look forward to continuing to work with the Cystic Fibrosis Foundation and to discussing the program with the FDA in the coming months to gain input on the overall development plan and the design of the next clinical trial.’

“Inspire will host a conference call and live webcast to discuss these results on Tuesday, April 27th at 9:30 am EDT. Participants in the U.S. may call (877) 780-2276 to access the call. Participants outside of the U.S. may call (973) 582-2757. The conference call will be webcast live on Inspire’s website at www.inspirepharm.com. Replays of the conference call and webcast will be available for a limited time following the call. Replay numbers are available on Inspire’s website.

“About Cystic Fibrosis

“Cystic fibrosis is a fatal disease involving a genetic mutation that disrupts the cystic fibrosis transmembrane regulator (CFTR) protein. This protein acts as an ion-specific channel that moves salt and water to the surface of the airways. The defect in this ion channel in CF patients leads to poorly hydrated, thick, mucous secretions in the airways and severely impaired mucociliary clearance. INS37217 Respiratory is believed to enhance the lung’s mucosal hydration and mucociliary clearance mechanisms by activating an alternative ion channel that acts in the same way as the defective ion channel in moving salt and water to the surface of the airways. It is well established that mucociliary clearance is impaired early in life in CF patients, and average life expectancy for these patients is early thirties. This unique, early intervention approach is different from the approach of other approved CF products and may be important in intervening in the early clinical course of CF lung disease.

“About Inspire

“Inspire Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products in disease areas with significant commercial markets and unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptor technology with a current focus on P2Y2 and P2Y12 receptors that show therapeutic promise. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc. In addition to its partnership with Allergan, Inspire has development and commercialization alliances with Santen Pharmaceutical Co., Ltd. and Kirin Brewery Co., Ltd., and has a collaboration with Cystic Fibrosis Foundation Therapeutics, Inc.

“Forward-Looking Statements

“The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.”

# # #

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inspire Pharmaceuticals, Inc.

By:	/s/ Christy L. Shaffer
Christy L. Shaffer
Chief Executive Officer

Dated: April 27, 2004